Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 19, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.074516 per unit, payable on April 12, 2018, to unit holders of record on March 29, 2018.

This month’s distribution increased from the previous month due to an increase in oil and gas pricing with overall production being slightly higher for the month of January.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 56,581 barrels of oil and 319,039 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 29,397 barrels of oil and 166,388 Mcf of gas. The average price for oil was $61.14 per bbl and for gas was $3.75 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,655,573. Deducted from these would be the Lease Operating Expense (LOE) of $1,237,642, taxes of $290,254 and Capital Expenditures (CAPEX) of $35,861 totaling $1,563,757 resulting in a Net Profit of $3,091,816 for the month of February. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $2,318,861 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	56,581	319,039	29,397	166,388	*	$61.14	$3.75	**
Texas Royalties	22,601	24,023	21,471	22,822	*	$60.02	$6.77	**

Prior Month
Waddell Ranch	56,424	328,064	22,459	131,964	*	$55.48	$3.31	**
Texas Royalties	22,504	24,590	21,379	23,360	*	$54.48	$5.76	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,601 barrels of oil and 24,023 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,471 barrels of oil and 22,822 Mcf of gas. The average price for oil was $60.02 per bbl and for gas was $6.77 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,519,259. Deducted from these were taxes of $181,356 resulting in a Net Profit of $1,337,901 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,271,006 to this month’s distribution.

General and Administrative Expenses deducted for the month were $118,487 resulting in a distribution of $3,473,106 to 46,608,796 units outstanding, or $0.074516 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2017 tax information packets were mailed directly to unitholders on March 7, 2018. A copy of Permian’s 2017 tax information booklet is now available on Permian’s website. The Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators have been updated on Permian’s website for 2017 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, can be found on Permian’s website at http://www.pbt-permian.com/.

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Contact:         Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839